Exhibit 4.20

PROMISSORY NOTE

$47,824.32	Salt Lake City, Utah
August 12, 2010

FOR VALUE RECEIVED, the undersigned, HEWITT PETROLEUM, INC., a Delaware corporation ("Maker") promises to pay to SALLY WEST ("Holder”) or order, the principal sum of FORTY SEVEN THOUSAND EIGHT HUNDRED TWENTY-FOUR DOLLARS AND 321100 ($47,824.32), together with interest on the unpaid balance from time to time outstanding at an annual rate equal to twelve percent (12%). Interest shall accrue on the unpaid balance beginning on July 1, 2010 until the Note is repaid in full on or before December 31, 2011. Interest is guaranteed for at least 30 days even if the Note is paid in full sooner.

All unpaid principal and all unpaid accrued interest shall be due and payable in full on or before December 31, 2011. All payments made under this Note shall first be applied against the accrued interest, if any, under this Note at the time of such payment and the remainder of such payment shall be applied against the remaining outstanding principal balance of this Note. The Holder shall have the option to convert this note to Hewitt Petroleum, Inc common shares at any time until December 31, 2011 at an exchange rate of $1.00 per common share.

The actual rate of interest shall be calculated on the basis of a 365-day year with interest charged on a daily basis on the principal balance outstanding and unpaid for the actual number of days the principal is outstanding from the date of disbursement until paid. All amounts payable hereunder shall be paid in lawful money of the United States.

Interest and principal shall be payable on or before December 31, 2011.

Maker may repay all or any portion of the unpaid principal balance of this Note without any premium or penalty, except that the Maker will be required to pay a minimum of at least 30 days interest even if the Note is paid in full within the first 30 days.

This Note shall become immediately due and payable at the option of the holder hereof without presentment or demand or any notice to Maker or any other person obligated hereon, upon the occurrence of any event of default in the payment of any of the principal or any interest hereon when due. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

In the event any holder hereof utilizes the services of an attorney in attempting to collect the amounts due hereunder or to enforce the terms hereof or of any agreements related to this indebtedness, or if any holder hereof becomes party plaintiff or defendant in any legal proceeding in relation to the property described in any instrument securing this Note or for the recovery or protection of the indebtedness evidenced hereby, Maker, its successors and assigns, and any endorsers hereof shall repay to such holder hereof, on demand, all costs and expenses so incurred, including attorneys' fees, whether or not suit is brought, including those costs, expenses and attorneys' fees incurred after the filing by or against the Maker of any proceeding under any chapter of the Bankruptcy Code, Title 11 of the United States Code, or similar federal or state statute, and whether incurred in connection with the involvement of any holder hereof as creditor in such proceedings or otherwise.

Maker agrees that the interest rate contracted for includes the interest rate set forth herein plus any compensating balance requirement and any other charges, fees, costs and expenses incident to this transaction paid by Maker to the extent the same are deemed interest under applicable law.

Maker and all endorsers and all others who may become liable for all or any part of these obligations hereby severally waive (i) demand, presentment for payment, notice of nonpayment, demand and dishonor, protest, notice of protest and all other notice, and (ii) diligence in collecting this Note. Maker, all endorsers and all others who may become liable for all or any part of these obligations hereby severally agree that it will not be necessary for any holder hereof, in order to enforce payment of this Note, to first institute suit or exhaust its remedies against any maker or others liable herefor. Maker, all endorsers and all others who may become liable for all or any part of these obligations hereby severally further consent to any extension or postponement of time of payment of this Note or any other indulgence with respect hereto, including but not limited to, the release of any party primarily or secondarily liable hereon without thereof to any of them.

This Note shall be governed and construed in accordance with the laws of the State of Utah.

HEWITT PETROLEUM. INC
A Delaware corporation

By:	/s/ Douglas C Hewitt
Title:	CEO